Exhibit 10.24

EXECUTION VERSION

AMENDED AND RESTATED NOTE

NEITHER THIS AMENDED AND RESTATED 12% 2020 SENIOR secured Promissory Note (THE “NOTE”) NOR THE SECURITIES ISSUABLE IN CONNECTION WITH THIS NOTE have BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE. Neither THIS NOTE nor THE SECURITIES ISSUABLE IN CONNECTION WITH this note MAY BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DELIVERY TO TORCHLIGHT ENERGY RESOURCES, INC. OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO TORCHLIGHT ENERGY RESOURCES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED
12% 2020 SENIOR secured Promissory Note
OF
TORCHLIGHT ENERGY RESOURCES, INC.

NOTE NO. 2020-APR-3	April 24, 2020

FOR VALUE RECEIVED, TORCHLIGHT ENERGY RESOURCES, INC., a Nevada corporation with its principal office located at 5700 Plano Parkway, Ste. 3600, Plano, Texas 75093 (the “Company” or “Debtor”), unconditionally promises to pay to DAVID A STRAZ, JR. FOUNDATION whose address is 4401 West Kennedy Blvd, Suite 150, Tampa, Florida 33609, or its assignee, upon presentation of this Amended and Restated 12% 2020 Senior Secured Promissory Note (the “Note”) by the holder hereof (the “Registered Holder” or “Holder”) at the office of the Company, the principal amount of $4,000,000 (“Principal Amount”), together with the accrued and unpaid interest thereon and other sums as hereinafter provided, subject to the terms and conditions as set forth below. The effective date of execution and issuance of this Note is April 24, 2020.

This Note is made and issued pursuant to and is subject to the Note Amendment Agreement dated the date hereof by and among the Company and the Holder (the “Note Amendment Agreement”). Certain capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Note Amendment Agreement. In the event of a conflict between the terms of this Note and the terms of the Note Amendment Agreement, the terms of the Note Amendment Agreement shall control.

1.       Series. This Note is one of a series of duly authorized and issued promissory notes of the Company designated as its Amended and Restated 12% 2020 Senior Secured Promissory Notes in an aggregate principal face value for all notes of this series of up to a maximum of $12,500,000 with no minimum amount (each, a “Series Note,” and collectively, the “Series Notes”). Each Series Notes is being issued in accordance with that certain Subscription Agreement, between the Company and each holder of the Series Notes, and is subject to the terms and conditions set forth in the Subscription Agreement. The Holder of this Note with the holders of all of the Series Notes are sometimes hereinafter collectively referred to as “Series Holders.”

2.       Schedule for Payment of Principal and Interest. The Principal Amount outstanding hereunder shall be paid in one lump sum payment of $4,000,000 on or before April 10, 2021 (the “Maturity Date”), and the interest on the Principal Amount outstanding hereunder shall be payable at the rate of 12% per annum and shall be due and payable monthly, in arrears, with the initial interest payment due June 1, 2020, and continuing thereafter on the first day of each successive month during the term of this Note. Accrual of interest on the outstanding Principal Amount, payable in cash, shall commence on the date of receipt of funds by the Company and shall continue until payment in full of the outstanding Principal Amount has been made hereunder. The interest so payable will be paid to the person whose name is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”). Payments made by the Company shall be made to all Series Holders at the same time.

3.       Payment. Payment of any sums due to the Holder under the terms of this Note shall be made in United States Dollars by check or wire transfer at the option of the Company. Payments made by the Company shall be made to all Series Holders at the same time. Payment shall be made at the address last appearing on the Note Register of the Company as designated in writing by the Holder hereof from time to time. If any payment hereunder would otherwise become due and payable on a day on which commercial banks in Plano, Texas, are permitted or required to be closed, such payment shall become due and payable on the next succeeding day on which commercial banks in Tampa, Florida, are not permitted or required to be closed (“Business Day”) and, with respect to payments of Principal Amount, interest thereon shall be payable at the then applicable rate during such extension, if any. The forwarding of such funds shall constitute a payment of outstanding principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment. Except as provided in Section 4 hereof, this Note may not be prepaid without the prior written consent of the Holder.

4.       Company’s Option to Redeem Note. Up to 100%, in whole or in part, of the outstanding Principal Amount of the Note, plus any accrued and unpaid interest, will be subject to redemption at the option of the Company. Any amount of the Note subject to redemption, as set forth herein (the “Redemption Amount”), may be redeemed by the Company at any time and from time to time, upon not less than 10 nor more than 30 days’ notice to the Holder. If less than 100% of the outstanding Principal Amount of each Series Note, plus any accrued and unpaid interest thereon, is to be redeemed at any time: (a) the Company must redeem a pro rata amount of each Series Note, and (b) the Redemption Amount applied to each Series Note shall be in a minimum amount of $1,000,000 or an integral multiple thereof. The Company shall deliver to the Holder a written Notice of Redemption (the “Notice of Redemption”) specifying the date for the redemption (the “Redemption Payment Date”), which date shall be at least 10 but not more than 30 days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder.

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5.       2.5% Annual Stock Payment. The Registered Holders of Amended and Restated 2020 Senior Secured Promissory Notes shall be entitled to receive payments of common stock based on the Principal Amount outstanding on the Series Notes (the “Stock Payments”). The Stock Payments shall be calculated and payable (i) as of April 1st of each year that the Series Notes remain outstanding, and (ii) as of a Redemption Payment Date, if applicable, in each case (a “Stock Payment Date”). The number of shares of common stock that a Registered Holder receives is determined by multiplying the Principal Amount that is subject to a Stock Payment by 0.00006849315,1 multiplying that result by the number of days since the previous Stock Payment Date that such Principal Amount was subject to, and dividing that result by the Volume-Weighted Average Price (as defined below) on the present Stock Payment Date.

As used herein, the “Volume-Weighted Average Price” means the volume weighted average sale price of the Company’s common stock on NASDAQ as reported by NASDAQ for the 30 consecutive Trading Day (as defined below) period immediately preceding the Stock Payment Date, or, if NASDAQ is not the principal trading market for the Company’s common stock, the 30-day volume weighted average sale price of the Company’s common stock on the principal securities exchange or trading market where the Company’s common stock is listed or traded as reported by Bloomberg L.P. or an equivalent, reliable reporting service. If the Volume-Weighted Average Price cannot be calculated for the Company’s common stock on such date in the manner provided above or if the Company’s common stock is not publicly-traded, the Volume-Weighted Average Price shall be the fair market value as mutually determined by the Company and the Registered Holder. “Trading Day” means any day on which the Company’s common stock is traded for any period on NASDAQ, or on the principal securities exchange or other securities market on which the Company’s common stock is then being traded.

6.       Events of Defaults. Any Default or Event of Default as set forth in the Note Amendment Agreement shall constitute an Event of Default under this Note

7.       The Holder’s Rights and Remedies upon the Occurrence of an Event of Default. Without limiting any rights or remedies available to the Holder and the Collateral Agent under any of the Loan Documents or otherwise available under Applicable Law, upon the occurrence of an Event of Default, the Holder and the Collateral Agent shall have the following rights and remedies:

(a)       This Note is issued under and pursuant to a private placement of Series Notes and, notwithstanding any other provision to the contrary in this Note, the Holder agrees that its rights granted hereunder are on parity with interests of the Series Holders of the other Series Notes issued pursuant to the private placement and the rights, powers, privileges and remedies of the Holder of this Note shall be at parity with the Series Holders of other Series Notes issued pursuant to this private placement. Notwithstanding any provision of this Note to the contrary, no Series Holders shall take any action which would cause that Holder’s interest in the Series Notes to be superior to that of any other Series Holders. Series Holders owning a majority of the outstanding principal amount of the Series Notes (“Acting Holders”) shall have the right (but are not obligated) to appoint an agent (“Agent”) on behalf of all Series Holders upon the occurrence of an Event of Default. For purposes hereof, the Collateral Agent appointed under the Note Amendment Agreement shall be the Agent unless otherwise designated by the Acting Holders. If an Event of Default occurs and the Acting Holders elect to appoint an Agent, all Series Holders agree that the Agent shall represent the collective interests of the Series Holders.

[1]	0.025 ÷ 365 = 0.00006849315

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(b)       If any Event of Default occurs and is not otherwise cured, the Holder (or Agent, acting in its capacity as the true and lawful attorney-in-fact with full irrevocable power and authority for all Holders), may provide written notice to the Company, that the full unpaid principal amount of this Note, together with interest owing in respect thereof, is immediately due and payable, time being of the essence, and said principal sum shall bear interest from the date of the Event of Default at the rate per annum 4% in excess of the applicable rate of interest provided in Section 2. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of a subsequent Event of Default. All Series Notes for which the then outstanding principal amount, together with interest owing in respect thereof, shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.

8.       Application of Moneys. All moneys received by the Agent or Holder pursuant to any right given or action taken under the provisions of this Note shall be separately accounted for, and all such moneys shall, after payment of any costs incurred by Agent or Holder in the collection of such amounts, be applied as follows:

(i)       FIRST, to the payment of all interest then due on the Series Notes ratably, according to the amounts due, to the persons entitled thereto without any discrimination or preference; and

(ii)       SECOND, to the payment of all principal then due on the Series Notes ratably, according to the amounts due, to the persons entitled thereto without any discrimination or preference.

(iii)       Whenever moneys are to be applied by the Agent or Holder, such moneys shall be applied by it at such times, and from time to time, as the Agent or Holder shall determine, having due regard to the amount of such moneys available for application and the likelihood of additional moneys becoming available for such application in the future. Whenever the Agent or Holder shall apply such funds, it shall fix the date upon which such application is to be made and upon such date interest on the amounts of principal to be paid shall cease to accrue. The Agent or Holder shall give such notice as it may deem appropriate of the deposits with it of any such moneys and of the fixing of any such date, and shall not be required to make payment to the holder of any unpaid Series Note until such Series Note shall be presented to the Agent or Holder for appropriate endorsement or for cancellation if fully paid.

9.       Listing of Registered Holder of Note. This Note will be registered as to principal amount in the Holder’s name on the books of the Company at its principal office in Plano, Texas (the “Note Register”), after which no transfer hereof shall be valid unless made on the Company’s books at the office of the Company, by the Holder hereof, in person, or by attorney duly authorized in writing, and similarly noted hereon.

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10.      Registered Holder Not Deemed a Stockholder. No Holder, as such, of this Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

11.      Waiver of Demand, Presentment, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

12.      Attorney’s Fees. The Company agrees to pay all costs and expenses, including without limitation reasonable attorney’s fees, which may be incurred by the Collateral Agent and the Holder in collecting any amount due under this Note.

13.      Enforceability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

14.      Intent to Comply with Usury Laws. In no event will the interest to be paid on this Note exceed the maximum rate provided by law. It is the intent of the parties to comply fully with the usury laws of the State of Florida; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, in no event shall such Note require the payment or permit the collection of interest (which term, for purposes hereof, shall include any amount which, under Florida law, is deemed to be interest, whether or not such amount is characterized by the parties as interest) in excess of the maximum amount permitted by the laws of the State of Florida. If any excess of interest is unintentionally contracted for, charged or received under this Note, or in the event the maturity of the indebtedness evidenced by the Note is accelerated in whole or in part, or in the event that all of part of the Principal Amount or interest of this Note shall be prepaid, so that the amount of interest contracted for, charged or received under this Note, on the amount of the Principal Amount actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by the applicable usury laws, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) neither the Company nor any other person or entity now or hereafter liable for the payment thereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by such applicable usury laws, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount thereof or refunded to the Company at the Holder’s option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Note which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Note evidenced thereby, all interest at any time contracted for, charged or received from the Company or otherwise by the Holders in connection with this Note.

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15.      Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof. In any action between or among any of the parties, whether rising out of this Note or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and/or state courts located in Collin County, Texas.

16.      Amendment and Waiver. Any waiver or amendment hereto shall be in writing signed by the Holder. No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

17.      Restrictions Against Transfer or Assignment. Neither this Note nor the shares issuable in connection with this Note may be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of by the Registered Holder hereof, in whole or in part, unless and until either (i) the Note or the shares issuable in connection with the Note have been duly and effectively registered for resale under the Securities Act of 1933, as amended, and under any then applicable state securities laws; or (ii) the Registered Holder delivers to the Company a written opinion acceptable to the Company’s counsel that an exemption from such registration requirements is then available with respect to any such proposed sale or disposition. Any transfer of this Note otherwise permissible hereunder shall be made only at the principal office of the Company upon surrender of this Note for cancellation and upon the payment of any transfer tax or other government charge connected therewith, and upon any such transfer a new Series Note will be issued to the transferee in exchange therefor.

18.      Entire Agreement; Headings. This Note, the Note Amendment Agreement and the other Loan Documents constitute the entire agreement among the Agent, the Holder and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings, written or oral, of such parties. The headings are for reference purposes only and shall not be used in construing or interpreting this Note.

19.      Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, or sent by email addressed as follows, or to such other address as such party may notify to the other parties in writing:

(a)       If to the Company, to it at the following address:

5700 Plano Parkway, Ste. 3600
Plano, Texas 75093
Attn: John Brda, President
Email: john@torchlightenergy.com

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(b)       If to Registered Holder, then to the address listed on the front of this Note, unless changed, by notice in writing as provided for herein.

(c)       If to the Collateral Agent, then to the address set forth in the Note Amendment Agreement.

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the Business Day it is delivered, (ii) if sent by registered or certified mail, the earlier of the date of actual receipt by the party to whom such notice is required to be given or three (3) days after deposit in the United States mail and (iii) if sent by email, on the date sent. If any notice or other communication is sent by email, the party providing such notice shall, no later than the next business day after such emailed notice is sent, send a written notice by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid.

20.      Use of Proceeds. The Company intends to use the net proceeds from the funds received hereunder for working capital and general corporate purposes, which includes, without limitation, drilling capital, lease acquisition capital and repayment of prior debt.

21.      Survival. The representations, warranties, obligations and covenants of the Company shall survive execution of this Note.

22.      Collateral. As security for the prompt performance, observance and payment in full of all Obligations, including the entire indebtedness evidenced by this Note (including the Principal Amount, and all interest thereon, fees and other charges), the Company and its Subsidiaries have agreed to grant first priority Liens on certain assets of the Company to the Collateral Agent for the benefit of the Holders as set forth in the Collateral Documents. All obligations under this Note are secured pursuant to the Collateral Documents.

23.      Conversion Rights.

(a)       Conversion. At any time after this, the Holder of this Note will have the right, at the Holder’s option, to convert all or any portion of the Principal Amount hereof and any accrued but unpaid interest thereon into shares of common stock, par value $.001 per share, of the Company (“Common Stock”) in a manner and in accordance with Section 23(b) below (unless earlier paid or redeemed) at the conversion price as set forth below in Section 23(c) (subject to adjustment as described herein). The right to convert the Principal Amount or interest thereon of this Note called for redemption will terminate at the close of business on the Business Day prior to the Redemption Payment Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Amount. The shares of Common Stock to be issued upon conversion under this Section 23 are hereinafter referred to as the “Conversion Shares”.

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(b)       Mechanics of Holder’s Conversion. In the event that the Holder elects to convert any portion of this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Company. The Notice of Conversion will provide a breakdown in reasonable detail of the Principal Amount and/or accrued interest that is being converted and state the denominations in which such Holder wishes the certificate or certificates for the Conversion Shares to be issued. The Registered Holder must surrender this Note to the Company with the Notice of Conversion, unless such Notice of Conversion is only for accrued interest and no Principal Amount. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Company shall make the appropriate reduction to the Principal Amount and/or accrued interest as entered in its records and shall provide written notice thereof to the Holder within five (5) Business Days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, the Company will issue instructions to its transfer agent as soon as practicable thereafter, to cause to be issued and delivered to the Holder certificates for the number of full shares of Conversion Shares to which such Holder shall be entitled as aforesaid and, if necessary, the Company shall cause to be issued and delivered to the Holder a new promissory note representing any unconverted portion of this Note. The Company shall not issue fractional Conversion Shares upon conversion, but the number of Conversion Shares to be received by any Holder upon conversion shall be rounded down to the next whole number. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Company of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Company written instructions to the contrary.

(c)       Conversion Price. The Conversion Price of the Common Stock into which the Principal Amount, or the then outstanding interest due thereon, of this Note is convertible shall be $1.50 per share (subject to adjustment as described herein).

(d)       Adjustment Provisions. The Conversion Price and number and kind of shares or other securities to be issued upon conversion pursuant to this Note shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)       Reclassification. In case of any reclassification, consolidation or merger of the Company with or into another entity or any merger of another entity with or into the Company, or in the case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each Note then outstanding will, without the consent of any Holder, become convertible only into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a Holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event.

(ii)       Stock Split, Dividend. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a subdivision or split of Common Stock, or by the declaration of a dividend on the Common Stock, which dividend is wholly or partially in the form of additional shares of Common Stock or any other securities of the Company, then immediately after the effective date of such subdivision or split-up, or the record date with respect to such dividend, as the case may be, the Conversion Price shall be appropriately reduced so that the holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such holder would have owned immediately following such action had this Note been exchanged immediately prior thereto;

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(iii)       Reverse Split. If the number of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Stock or reverse split, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased so that the holder of this Note thereafter exchanged shall be entitled to receive the percentage of shares of Common Stock which such holder would have owned immediately following such action had this Note been exchanged immediately prior thereto.

(e)       Issuance of New Note. Upon any partial conversion of this Note, a new promissory note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Holder shall not pay any costs, fees or any other consideration to the Company for the production and issuance of a new promissory note.

(f)       Reservation of Shares. The Company shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the full conversion of the Note, the full number of shares of Common Stock deliverable upon the conversion of the Note from time to time outstanding. The Company shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Nevada, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of the Note.]

24.      Amendment and Restatement. This Note is an amendment and restatement of the 12% Senior Unsecured Promissory Note of the Company in favor of the Holder dated April 10, 2017 in the Principal Amount of $4,000,000 (the “Existing Note”). The terms and provisions of the Existing Note are hereby amended, superseded and restated in their entirety by the terms and provisions of this Note. This Note is not intended to and shall not constitute a novation, payment and reborrowing or termination of the obligations under the Existing Note.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, Torchlight Energy Resources, Inc. has caused this Note to be duly executed in its corporate name by the manual signature of its President/CEO.

TORCHLIGHT ENERGY RESOURCES, INC.

By:	/s/ John Brda
John Brda, President/CEO

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Signature Page - $4,000,000 Foundation Note